SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 31, 2012

COLOMBIA ENERGY RESOURCES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-32735	87-0567033
(State or Other Jurisdiction of Incorporation)	Commission File Number	(IRS Employer Identification No.)

One Embarcadero Center, Suite 500, San Francisco, CA	94111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 460-1165

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 31, 2012, the Board of Directors removed Brian Miller as Chief Financial Officer of the Company retroactive to September 30, 2012. Our employment agreement with Mr. Miller was terminated effective September 30, 2012, due to the Company’s current financial position.

On November 1, 2012, Ronald G. Stovash resigned as a director and as Chief Executive Officer of the Company. In addition, on November 1, 2012, Peter B. Lilly resigned as a director of the Company.

On November 5, 2012, Edward P. Mooney, our current Chairman, was appointed as Interim Chief Executive Officer and was designated as the principal financial officer of the Company. Information required pursuant to this item in regard to Mr. Mooney is included in our definitive Information Statement for our 2012 annual meeting filed with the Commission on April 16, 2012.

Item 8.01 Other Events

To date, due to general financial market conditions and, more specifically, to falling market pricing for metallurgical coal in Colombia and in other global markets, we have been unable to secure additional funding to implement our current business plan. In response, Management has elected to reduce operations and sell non-essential assets to preserve remaining funds until such time as additional funding can be obtained. These cost-cutting actions include reducing administrative staff in our Bogota office. Until metallurgical coal prices rebound or additional working capital is obtained, we have reduced mining operations at our Ruku mine and are currently producing and selling minimal tons per month. In addition, because of a lack of funding and lack of visibility on future metallurgical coal pricing in Colombia, we did not exercise our option to acquire the Boavita concession FFB-081 under our agreement with AMERALEX, although our association agreement permitting us to conduct production activities on the property remains in force. We have also termination our agreement for the North Block concession FLG-092. Management has elected to focus our near-term operations on our Ruku and Otanche concessions. In addition to seeking new investment capital we are engaged in discussions with potential strategic operating partners, potential customers seeking off-take agreements, and potential acquirers of the concessions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Colombia Energy Resources, Inc.

Date: November 6, 2012	By	/s/ Edward P. Mooney
Edward P. Mooney, Interim Chief Executive Officer